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                                                                      Exhibit 21

                        LIST OF REGISTRANT'S SUBSIDIARIES








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List of Registrant's Subsidiaries

Skaneateles Savings Bank, New York State-chartered.
Skaneateles Preferred Capital Corp., a New York state incorporated Real Estate Investment Trust, subsidiary of Skaneateles Savings Bank.









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